Exhibit 10.3
CHANGE-IN-CONTROL AGREEMENT
AGREEMENT, made and entered into as of August 31, 2010 (the “Effective Date”), by and between SL Industries, Inc., a New Jersey corporation (the “Company”), and Louis Belardi (the “Employee”).
WHEREAS, the Employee is the Chief Financial Officer of the Company; and
WHEREAS, the Company desires to provide certain protection to the Employee in the event of a change-in-control of the Company, in order to induce the Employee to remain in the employ of the Company notwithstanding any risks and uncertainties created by a potential change-in-control;
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Employee agree as follows:
1. EFFECTIVENESS; TERM
This Agreement shall become effective as of the date hereof and shall terminate on the seventh anniversary of the date hereof, or on such other date as the parties hereto mutually agree in writing.
2. TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE-IN-CONTROL
(a) If (i) the Employee’s employment is terminated by the Company or its successor without Cause (as hereinafter defined) within one year following a Change-in-Control (as hereinafter defined), or within one year following execution by the Company of a definitive agreement contemplating a Change-in-Control that occurs, whichever is later, or (ii) the Employee terminates his employment with the Company or its successor for Good Reason (as hereinafter defined) (x) following an Occurrence (as hereinafter defined), (y) the Occurrence occurs within one year following a Change-in-Control or within one year following execution by the Company of a definitive agreement contemplating a Change-in-Control that occurs, whichever is later, and (z) the termination occurs within 120 days following the date of the Occurrence, then in either case of clause (i) or (ii) above, the Employee shall be entitled to receive a Change-in-Control Payment (as hereinafter defined) with respect to such termination. The date of termination in either such case is hereinafter the “Termination Date”. Termination of employment shall have the same meaning as separation from service under Code Section 409A and Regulation Section 1.409A-1(h).
(b) Notwithstanding the foregoing, the Employee shall not be entitled to receive the Change-in-Control Payment if any of the Circumstances of Ineligibility (as hereinafter defined) apply to the Employee.

(c) “Change-in-Control Payment” means the product of one times the Employee’s annual base salary in effect as of the Termination Date. In the case of a termination of employment for Good Reason based on a reduction of the Employee’s annual base salary, the annual base salary shall be calculated as the Employee’s annual base salary in effect immediately prior to such reduction.
(d) “Change-in-Control” means that any of the following has occurred within a 12 month period:
(i)	(aa) the sale of the Company; (bb) the sale of all or substantially all of the assets of the Company following which substantially all of the net proceeds of such sale are distributed to the Company’s stockholders; or (cc) a consolidation or merger of the Company with another corporation, the consummation of which would result in the stockholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, fifty percent (50%) or less of the Voting Stock of the surviving entity; and such transaction occurs; or
(ii)	any person or other entity, including any person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”), but excluding the Existing Holders, becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of at least fifty percent (50%) or more of the total combined voting power of all classes of capital stock of the Company entitled to vote for the election of directors of the Company (the “Voting Stock”). As used herein, the Existing Holders means Mario J. Gabelli, GAMCO Investors, Inc., Gabelli Funds, LLC, Warren Lichtenstein, Steel Partners II, L.P., Steel Partners Holdings, L.P., Steel Partners LLC, and each of their affiliates.
(e) “Cause” means, and shall be subject to the procedures set forth herein:
(i)	conviction of the Employee for (x) any crime constituting a felony in the jurisdiction in which committed, (y) any crime involving moral turpitude (whether or not a felony) or (z) any criminal act against the Company or any affiliate of the Company involving dishonesty whether or not a felony;
(ii)	substance abuse (including drunkenness) by the Employee which is repeated after written notice from the Company to the Employee identifying such abuse;
(iii)	the failure or the refusal of the Employee to follow lawful and proper directives of the Board of Directors or Chief Executive Officer of the Company which is not corrected within thirty (30) days after written notice from such Board or Chief Executive Officer to the Employee identifying such failure or refusal; or

(iv)	willful malfeasance or gross misconduct by the Employee which may discredit or damage the Company or any affiliate of the Company.

(f) “Good Reason” means the occurrence of any of the following without the prior written consent of the Employee:
(i)	removal from the most senior job title or position held by the Employee with respect to the Company on the 181st day prior to the Change-in-Control or any more senior position or title that the Employee subsequently achieves (the “Measuring Position”);
(ii)	except as provided in the last paragraph of this Section 2(f), the assignment of duties or responsibilities materially inconsistent with those customarily associated with the Measuring Position, or any other action by the Company or a successor that results in a material diminution of the Employee’s position, authority, duties or responsibilities compared to the Measuring Position, other than an isolated action that is not taken in bad faith and is remedied by the Company or a successor promptly after receipt of written notice thereof from the Employee;
(iii)	a reduction in the Employee’s annual base salary; or
(iv)	the involuntary relocation of the Employee’s principal place of employment to a location more than thirty (30) miles from the Employee’s principal place of employment immediately prior to the Change-in-Control, except for required travel on the Company’s business to an extent substantially consistent with the Employee’s business travel obligations as of such date.
A voluntary termination of employment for Good Reason must occur within 120 days of the initial occurrence (the “Occurrence”) of one or more of the preceding conditions. In such event, the Employee shall notify the Company within 30 days of the occurrence of such condition, whereupon the Company shall have 30 days from the receipt of such notice to cure the condition.
Notwithstanding the foregoing, in the event that following the occurrence of a Change-in-Control there is a change in size, scale, form, or strategy of the Company, such as the Company then having a significantly smaller operating business, corporate staff or the Board of Directors of the Company determining to wind down the Company’s remaining businesses, among other possibilities, then so long as Employee is continuing in the Measuring Position, the modification of his duties or responsibilities, consistent with the Company’s needs or requirements following such change in size, scale, form, strategy or otherwise, shall not be deemed to be an Occurrence.
(g) “Circumstances of Ineligibility” means any one or more of the following circumstances:
(i)	if the Employee’s employment with the Company or its successor is terminated due to death or disability (defined as the inability or incapacity of the Employee, due to any medically determined physical or mental impairment, to perform the Employee’s duties and responsibilities for the Company for a total of one hundred eighty (180) days in any consecutive 365 day period);

(ii)	if the Employee elects to voluntarily terminate the Employee’s employment, including a termination due to retirement, with the Company or its successor, unless such termination by the Employee is for Good Reason; or
(iii)	if the Employee’s employment with the Company or a successor is terminated for Cause at any time preceding or following a Change-in-Control.
3. TIME OF PAYMENT OF CHANGE-IN-CONTROL PAYMENT
(a) Any Change-in-Control Payment to which the Employee is entitled under Section 2 above shall be paid to the Employee in cash (subject to appropriate withholding) in a lump sum. Upon the effective date of the release of claims executed by the Employee pursuant to Section 6(d) below such payment will be made on the sixtieth (60th) day after the Termination Date. If, at the time of the Change in Control payment, the Employee is a specified employee as defined in Code Section 409A and Regulation Section 1.409A-1(i), the lump sum shall be the lesser of the amount to which he would be entitled under Section 2, and the maximum amount payable under the Regulation Section 1.409A-1(b)(9)(iii). The difference, if any, shall be paid six months after the Change in Control payment date.
(b) Notwithstanding the foregoing, in the event that the payment of a Change-in-Control Payment would cause the Company to violate the terms of one or more financial covenants set forth in any credit agreement then in effect between the Company and its lenders of funded debt, such payment shall be deferred until the earliest practicable date without causing such violation, but not later than the end of the taxable year of the Company in which the payment of a Change in Control Payment can be made without violating the terms of any Credit Agreement.
(c) The Employee shall be paid interest, compounded daily, at the prime lending rate as announced from time to time by PNC Bank or its successor on all or any part of the Change-in-Control Payment that is not paid when due.
4. CONTINUATION OF WELFARE BENEFITS
Notwithstanding anything contained herein to the contrary, if the Employee is entitled to receive the Change-in-Control Payment, and provided Employee is eligible for and timely elects COBRA, the Company or its successor shall pay premiums on behalf of the Employee, to the extent the Company paid such premiums while the Employee was employed, in the medical, dental and hospitalization insurance programs and/or arrangements of the Company or any of its subsidiaries in which the Employee was participating on the Termination Date on the same terms and conditions as other employees under such plans, programs and/or arrangements until the earlier of (i) the end of the twelve (12) month period following the Termination Date or (ii) the date, or dates, the Employee is entitled to receive substantially equivalent coverage and benefits under the plans, programs and/or arrangements of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis), after which the Employee shall be eligible to continue his COBRA benefits at his own expense, to the extent provided by law. For the same duration set forth in Sections 4(i) and (ii) above, the Company or its successor shall also continue to pay premiums on behalf of the Employee, as if the Employee were still an employee of the Company, in the life insurance programs and/or arrangements of the Company or any of its subsidiaries in which the Employee was participating on the Termination Date, on the same terms and conditions as other employees under such plan(s), program(s) and/or arrangement(s).

5. NON-COMPETE AND NON-SOLICITATION
(a) In consideration of the Company entering into this Agreement and providing the compensation and benefits to be provided by the Company to the Employee, the Employee agrees that the Employee will not, from the Effective Date until one (1) year after the Termination Date, engage in any Competitive Activity. For purposes of this Agreement, the term “Competitive Activity” shall mean (i) serving as a director of any Competitor (as hereinafter defined); (ii) directly or indirectly through one or more intermediaries, either (x) controlling any Competitor or (y) owning any equity or debt interests in any Competitor (other than equity or debt instruments that are public traded and, at the time of any acquisition, when combined with other holdings, do not exceed five percent (5%) of the particular class of interests outstanding) (it being understood that, if interests in any Competitor are owned by an investment vehicle or other entity in which the Employee owns an equity interest, a portion of the interests in such Competitor owned by such entity shall be attributed to the Employee, such portion determined by applying the percentage of the equity interest in such entity); (iii) employment by (including serving as an officer or partner of), providing consulting services, other than accounting services, to (including, without limitation, as an independent contractor), or managing or operating the business or affairs of, or being a lender to, any Competitor; or (iv) participating in the ownership, management, operation or control of any Competitor. For purposes of this Agreement, the term “Competitor” shall mean any person (other than the Company or any majority-owned subsidiary of the Company) that engages in any business (as determined at the time of termination of employment) in the United States in competition with the Company. For purposes of this Agreement, the term business shall include any activity engaged in by any subsidiary or division of the Company.
(b) The Employee agrees that, if the Employee receives a Change-in-Control Payment as set forth in Section 2 above, the Employee shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or of any affiliate of the Company to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company and such affiliate and any employee thereof, or (ii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company (or any affiliate of the Company) to cease doing business with the Company (or any affiliate of the Company), or in any way interfere with the relationship between such customer, supplier, licensee or business relation of the Company (or any affiliate of the Company). For purposes of this Agreement, a customer, supplier, licensee, licensor, franchisee or business relation means any person or entity which at the time of determination is, or has been within one (1) year prior to such time, a customer, supplier, licensee, licensor, franchisee or other business relation of the Company (or any affiliate of the Company).

(c) In the event of a Change-in-Control Payment, the Company may value the non-competition and non-solicitation covenants and allocate the Payment accordingly.
(d) The Employee agrees that any violation of this Agreement will cause immediate and irreparable harm to the Company, the amount of which will be impossible to estimate or determine. The Employee further agrees that the Company shall have the right to equitable relief by injunction or otherwise (without the necessity of posting bond or other security) and the Employee hereby knowingly waives the claim or defense that the Company has an adequate remedy at law. The rights and remedies of the Company under this Agreement are cumulative and are in addition to all other rights and remedies the Company may have under any local, state or federal law, rule or regulation or otherwise. It shall not be a defense to the Company’s enforcement of this Agreement that the Company did breach or may have breached this Agreement or any other agreement with the Employee (with the exception of the non-payment of any portion of the Change-In-Control Payment to Employee as provided in this Agreement), any such defense to the Company’s enforcement of this Agreement being hereby waived.
6. MISCELLANEOUS
(a) NO EMPLOYMENT AGREEMENT. This Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Employee as an employee.
(b) EMPLOYEE-AT-WILL. Employee acknowledges that the terms of this Agreement do not and are not intended to create either an express or implied contract of employment for a specified period of time. It is understood either Employee or the Company can terminate the employment relationship at any time with or without prior notice for any reason whatsoever or no reason at all. Moreover, both Employee and the Company acknowledge that there is no agreement express or implied for any specific period of employment, or for continued employment.
(c) DEDUCTIONS AND WITHHOLDING. The Employee agrees that the Company shall withhold from any and all compensation required to be paid to the Employee pursuant to this Agreement all federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and regulations from time to time in effect.
(d) WAIVER AND RELEASE. The Employee acknowledges that (i) this Agreement provides benefits greater than the benefits that the Employee would otherwise be entitled to receive under any employment or severance agreement, plan, program or arrangement of the Company or between the Company and the Employee, and (ii) the Company has no obligation to enter into this Agreement. In consideration of the Company assuming these additional obligations and entering into this Agreement, the Employee agrees to execute an agreement and release of all claims related to the Employee’s employment or termination thereof in a form acceptable to the Company, prior to payment of the Change-in-Control Payment.

(e) ARBITRATION. Except for enforcement of the Employee’s covenants under Section 5, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in New Jersey under the Commercial Arbitration Rules then prevailing of the American Arbitration Association and such submission shall request the American Arbitration Association to: (i) appoint an arbitrator experienced and knowledgeable concerning the matter then in dispute; (ii) require the testimony to be transcribed; (iii) require the award to be accompanied by findings of fact and a statement of reasons for the decision; and (iv) request the matter to be handled by and in accordance with the expedited procedures provided for in the Commercial Arbitration Rules. The determination of the arbitrators, which shall be based upon a de novo interpretation of this Agreement, shall be final and binding and judgment may be entered on the arbitrators’ award in any court having jurisdiction. All costs of the American Arbitration Association and the arbitrator shall be borne by the Company, unless the position advanced by the Employee is determined by the arbitrator to be frivolous in nature.
(f) NO DUTY TO MITIGATE/SET-OFF. The Company agrees that in order for the Employee to receive payments or benefits under this Agreement, the Employee shall not be required to seek other employment. Further, the amount of any such payment or benefit shall not be reduced by any compensation earned by the Employee or any benefit provided to the Employee as the result of employment by another employer or otherwise, except as provided in Section 4 or 6(g) hereof. The Company’s obligations to make any payment or provide any benefit under this Agreement shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or a successor may have against the Employee.
(g) OFFSET. The Change-in-Control Payment shall be reduced by any severance cash payment made by the Company or any subsidiary of the Company to the Employee pursuant to (i) any severance plan, program, policy or arrangement of the Company or any subsidiary of the Company, (ii) any employment or consulting agreement between the Company or any subsidiary of the Company and the Employee, and (iii) any federal, state or local statute, rule, regulation or ordinance. The Change-In-Control Payment shall not be reduced by any benefits or payments paid pursuant to Section 4 of this Agreement.
(h) ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties with respect to any payment and benefit which may become due or owing to the Employee in the event of a termination in connection with a Change-in-Control and supersedes any other prior oral or written agreements between the Employee and the Company with respect thereto. To the extent that any payment or benefit conferred upon the Employee herein are invalidated or rendered unenforceable by a court of competent jurisdiction, the payment or benefit provided in such other agreements shall remain in full force and effect.
(i) OTHER AGREEMENTS. Except as provided in paragraph (h) above, nothing in this Agreement shall affect or modify (i) any obligations the Employee has under any agreement with the Company with respect to confidential information, assignment of inventions and discoveries, non-solicitation of employees and/or customers, non-competition, or otherwise or (ii) any payments or benefits the Employee may be entitled to receive under any agreement with respect to severance payments, the acceleration of options or other Stock Awards, or otherwise, and all such agreements shall remain in full force and effect.

(j) AMENDMENTS. No party may amend, modify or terminate this Agreement without the express written consent of the other party.
(k) BINDING AGREEMENT. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devises and legatees and the Company’s successors and assigns.
(l) LEGAL ADVICE. The Employee acknowledges that (i) he has been strongly encouraged by the Company to review this Agreement with his personal attorney and has either done so or has knowingly and voluntarily waived his right to do so and (ii) he understands all of the terms and conditions of this Agreement and agrees to be bound by its terms and conditions.
(m) GOVERNING LAW; VENUE AND JURISDICTION. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey without reference to conflict of laws principles. The Employee does hereby irrevocably consent that any legal action or proceeding arising out of or in any manner relating to this Agreement, or any other document delivered in connection herewith, shall be brought exclusively in any state court or in any federal court in New Jersey. The Employee further irrevocably consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to the Employee by hand or by any other manner provided for below. The Employee hereby expressly and irrevocably waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.
(n) NOTICES. All notices required or permitted by this Agreement shall be in writing and shall be given by personal delivery or sent by registered or certified mail, postage prepaid, return receipt requested, or by reputable overnight courier, prepaid, receipt acknowledged, to the following addresses:
If to the Company:

SL Industries, Inc.
520 Fellowship Road, A-114
Mt. Laurel, NJ 08054
Attention:  James A. Risher
                  Compensation Committee Chairman
If to the Employee:
Louis Belardi
2347 Schlosser Road
Harleysville, PA 19438

(o) COUNTERPARTS. This Agreement may be executed and delivered in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of the signature page to this Agreement by facsimile transmission shall be effective as manual delivery of an executed counterpart. Any party so delivering this Agreement by facsimile transmission shall promptly manually deliver an executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart delivered by facsimile transmission.
(p) NUMBER AND GENDER. All terms and words used in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context or sense of this Agreement or any portion of this Agreement may require, the same as if such words had been fully and properly written in the number and gender.
(q) NO WAIVER. The forbearance to enforce any provision or right hereunder shall not be deemed a waiver thereof, and no waiver of any breach of valid term or covenant herein shall be construed as a waiver or any other breach of the same, or any term or covenant herein.
(r) PARTIAL INVALIDITY; SEPARATE COVENANTS. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant and condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Furthermore, each covenant, agreement, obligation and other provision contained in this Agreement is, and shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, and not dependent on any other provision of this Agreement unless expressly so provided.
(s) HEADINGS. The article and section heading contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
(t) RECITALS. The recitals in this Agreement are hereby incorporated herein as though fully set forth below.
(u) COMPUTATION OF DAYS. In computing a number of days for any purpose of this Agreement, all days shall be counted including Saturdays, Sundays and holidays.
(v) FURTHER DOCUMENTS. Each party shall, at any time and from time to time hereafter execute, acknowledge, and deliver to the other party any and all instruments, documents, and other assurances which may be necessary or appropriate to carry out the provisions of this Agreement and to effectuate its intent and purpose.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

SL INDUSTRIES, INC.

By:	/s/ James A. Risher James A. Risher
Compensation Committee Chairman

By:	/s/ Louis J. Belardi Louis Belardi